UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2017 (February 28, 2017)

NET 1 UEPS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida	000-31203	98-0171860
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

President Place, 4th Floor, Cnr. Jan Smuts Avenue and Bolton Road
Rosebank, Johannesburg, South Africa
(Address of principal executive offices)	(ZIP Code)

Registrant’s telephone number, including area code: 011-27-11-343-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Further Extension of Blue Label Telecoms Subscription Date and RMB Guarantee

As previously disclosed, on October 4, 2016, Net 1 UEPS Technologies, Inc. (“Net1”), through one of its subsidiaries, Net1 Applied Technologies South Africa Proprietary Limited (“Net1 SA”), entered into a Subscription Agreement (the “Blue Label Subscription Agreement”) with Blue Label Telecoms Limited (“Blue Label”), a JSE-listed company which is a leading provider of prepaid electricity and airtime in South Africa. Pursuant to the Blue Label Subscription Agreement, Net1 SA will subscribe for approximately 117.9 million ordinary shares of Blue Label at a price of ZAR 16.96 per share, for an aggregate price of ZAR 2.0 billion.

As previously disclosed, on October 20, 2016, Net1 SA and Blue Label signed an addendum to the Blue Label Subscription Agreement which, among other things, established the subscription date and required FirstRand Bank Limited (acting through its Rand Merchant Bank division) (“RMB”) to issue a guarantee to Blue Label for the purchase price of the Blue Label shares to be purchased by Net1 SA (the “Guarantee”). On that date, Net1 SA also entered into a Common Terms Agreement (the “CTA”), a Senior Facility A Agreement, Senior Facility B Agreement, Senior Facility C Agreement, Subordination Agreement, Security Cession & Pledge and certain ancillary loan documents with RMB (collectively, the “Finance Documents”), pursuant to which, among other things, Net1 SA may borrow up to an aggregate of ZAR 1.4 billion to finance a portion of its investment in Blue Label. The amounts available under these loans and an escrow deposit of ZAR 600 million made by Net1 SA serve as security for the Guarantee. Net1 agreed to guarantee the obligations of Net1 SA to RMB and subordinate any claims it may have against Net1 SA and certain of its subsidiaries to RMB’s claims against such persons.

As previously disclosed, the Blue Label Subscription Agreement was amended and restated on November 16, 2016 to, among other things, extend the subscription date. On February 28, 2017, the Blue Label subscription date was further extended to June 30, 2017, pursuant to the First Addendum to the Amended and Restated Subscription Agreement (the “Addendum”).

As previously disclosed, on November 15, 2016, RMB, Net1, Net1 SA and certain of Net1’s affiliates entered into a letter agreement (the “Guarantee Letter”) amending the CTA to extend the term of the Guarantee, as referenced therein, to February 28, 2017, and RMB issued a new guarantee in favor of Blue Label for the purchase price of the Blue Label shares to be purchased by Net1 SA. In accordance with the terms of the Guarantee Letter, this guarantee would expire on February 28, 2017.

On February 28, 2017, RMB, Net1, Net1 SA and certain of Net1’s affiliates entered into a new letter agreement (the “February 2017 Guarantee Letter”) amending the CTA to extend the term of the Guarantee, as referenced therein, to May 31, 2017, and to correct certain outdated terms to the CTA, and RMB issued a new guarantee (the “New Guarantee”) in favor of Blue Label for the purchase price of the Blue Label shares to be purchased by Net1 SA. In accordance with the terms of the February 2017 Guarantee Letter, this guarantee will expire on May 31, 2017.

On February 28, 2017, RMB, Net1, Net1 SA and certain of Net1’s affiliates entered into a side letter agreement (the “Guarantee Side Letter”) under which the parties agreed to amend the Finance Documents by March 15, 2017, to contemplate and permit various guarantors to provide guarantees and to ensure that only the original senior lenders retain the benefits of all amounts credited to the escrow account and security in respect thereof. If the parties fail to reach agreement and amend the Finance Documents by March 15, 2017, Net1 is required to deposit ZAR 1.4 billion into the escrow account. Failure to reach agreement by March 15, 2017, or to deposit the additional funds into the escrow account, would constitute a breach under the CTA.

The foregoing descriptions of the Addendum, the February 2017 Guarantee Letter, the Guarantee Side Letter, and the New Guarantee do not purport to be complete and are qualified in their entirety by reference to the full text thereof, copies of which are attached hereto as Exhibits 10.50 through 10.53 and are incorporated herein by reference.

On February 28, 2017, the USD/ZAR exchange rate was $1.00/ZAR 13.0283.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The February 2017 Guarantee Letter and the New Guarantee extend the expiration of the CTA and the Guarantee to May 31, 2017. The Guarantee Letter requires the parties to renegotiate the Finance Documents by March 15, 2017, to contemplate and permit various guarantors to provide guarantees and to ensure that only the original senior lenders retain the benefits of all amounts credited to the escrow account and security in respect thereof. The material terms of the February 2017 Guarantee Letter and the New Guarantee are more fully discussed in Item 1.01 above.

Item 7.01. Regulation FD Disclosure.

On March 1, 2017, Net1 issued a press release announcing the execution of the Addendum and the New Guarantee described in Items 1.01 and 2.03 above as well as the execution of a memorandum of understanding to acquire 49.6% of DNI-4PL Contracts (Pty) Ltd and Net1’s inclusion in a umbrella restructure agreement with Cell C and other relevant parties to acquire 15% of Cell C. A copy of Net1’s press release is attached as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit
No.	Description

10.50	First Addendum to Amended and Restated Subscription Agreement, dated February 28, 2017, between Net1 SA and Blue Label

10.51	Amendment Letter from RMB to Net1 SA, dated February 28, 2017

10.52	Side Letter from RMB to Net1 SA, dated February 28, 2017

10.53	Bank Guarantee issued by RMB in favor of Blue Label, dated February 28, 2017

99.1	Press Release, dated March 1, 2017, issued by Net1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET 1 UEPS TECHNOLOGIES, INC.

Date: March 2, 2017	By: Herman G. Kotzé
Name: Herman G. Kotzé
Title: Chief Financial Officer